UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2016

Univar Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37443	26-1251958
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

3075 Highland Parkway, Suite 200

Downers Grove, IL 60515

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (331) 777-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2016, Univar Inc. (the “Company”) issued a press release announcing the appointment of Stephen D. Newlin as the Company’s President and Chief Executive Officer, effective May 31, 2016. Mr. Newlin succeeds J. Erik Fyrwald who announced his resignation as President and Chief Executive Officer and a member of the Board of Directors on May 2, 2016 effective as of May 31, 2016 to accept a position with another company. Mr. Fyrwald serves on the Nominating and Corporate Governance and Executive Committees of the Company’s Board of Directors.

Mr. Newlin, age 63, has served as a member of the Company’s Board of Directors since 2014. He is a deeply accomplished executive with more than 35 years of world-class experience in the chemical industry. He previously served as Chairman, President and Chief Executive Officer of PolyOne Corporation (NYSE: POL) from 2006 to 2014, leading the company’s transformation into a leading global polymer producer. He currently serves as Executive Chairman of the Board for PolyOne, a role from which he will be retiring as of May 12, 2016. From 2003 to 2006, Mr. Newlin was President, Industrial Sector at Ecolab, Inc. He previously spent 24 years at Nalco Chemical Company in positions of increasing responsibility. He served as President and Director of Nalco from 1998 to 2001, and was President, Chief Operating Officer, and Vice Chairman from 2000 to 2001. He currently serves on the board of directors of The Chemours Company and Oshkosh Corporation.

The Company has entered into an employment agreement with Mr. Newlin dated May3, 2016. Under the employment agreement, Mr. Newlin will receive an annual base salary of $1,100,000, and will have a target bonus opportunity of $1,500,000. He will also receive 375,000 restricted stock units subject to the Univar Inc. 2015 Omnibus Equity Incentive Plan and restricted stock unit agreement.

The employment agreement does not have a fixed term. Either the Company or Mr. Newlin may terminate his employment at any time. The employment agreement provides for one year of base salary and target bonus to be paid as severance upon a termination without “cause” or a resignation for “good reason” (as such terms are defined in the employment agreement), except in certain circumstances. During his employment and for 18 months following any termination of employment, Mr. Newlin will be subject to a noncompetition covenant and a nonsolicitation covenant related to customers, suppliers and employees.

In connection with Mr. Frywald’s resignation, Mr. Frywald has entered into a resignation agreement and release with the Company dated May3, 2016. Pursuant to the resignation agreement and release, the Company has extended the exercise period for his vested options to June 1, 2017, in exchange for certain agreed changes to his noncompetition and nonsolicitation covenants and a release of employee claims.

The foregoing summary descriptions are not complete and are qualified in their entirety by, and should be read in conjunction with, the complete text of Mr. Newlin’s employment agreement and restricted stock unit agreement and Mr. Frywald’s resignation agreement and release, which are attached as Exhibit 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated May 3, 2016, by and between Univar Inc. and Mr. Newlin.

10.2	Employee Restricted Stock Unit Agreement, dated as of May 3, 2016, by and between Univar Inc. and Mr. Newlin.

Exhibit Number	Description

10.3	Resignation Agreement and Release, dated as of May 3, 2016, by and between Univar Inc. and Mr. Fyrwald.

99.1	Press Release dated May 3, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2016	Univar Inc.

	By:	/s/ Stephen N. Landsman
	Name:	Stephen N. Landsman
	Title:	Executive Vice President, General Counsel and Secretary